Exhibit 4.2
EXECUTION COPY
FOUNDERS SHARES RESTRUCTURING AGREEMENT
     This Founders Shares Restructuring Agreement (the “Agreement”) is entered into as of July 20, 2009, by and between Global Consumer Acquisition Corp., a Delaware Corporation (“GCAC”) and Hayground Cove Asset Management LLC, a Delaware Limited Liability Company and the sponsor of GCAC (“HCAM”).
     WHEREAS, on July 13, 2009 GCAC entered into (i) a Merger Agreement (the “1st Commerce Merger Agreement”), with WL Interim Bank, a Nevada corporation (“1st Commerce Merger Sub”), 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”), Capitol Development Bancorp Limited V, a Michigan corporation and Capitol Bancorp Limited, a Michigan corporation, which provides for the merger of 1st Commerce Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming GCAC’s wholly-owned subsidiary and (ii) together with 1st Commerce Bank as assignee, an Asset Purchase Agreement (the “Colonial Asset Purchase Agreement”), with Colonial Bank, an Alabama banking corporation and wholly-owned subsidiary of The Colonial BancGroup, Inc. a Delaware corporation. The transactions contemplated by the 1st Commerce Merger Agreement and the Colonial Asset Purchase Agreement are referred to herein as the “Acquisitions”;
     WHEREAS, in order to help facilitate the necessary votes of the shareholders of GCAC to consummate the Acquisitions HCAM entered into the Sponsor Support Agreement dated July 13, 2009 between HCAM and the Company pursuant to which HCAM may commence privately negotiated purchases of shares of GCAC for the purchase of up to 39% of the outstanding shares of common stock of GCAC;
     WHEREAS, in order to help facilitate a successful Business Combination and in light of HCAM’s similar efforts by entering into this Agreement and Sponsor Support Agreement, the holders constituting a majority of the public warrants of GCAC have agreed to amend the terms of the existing Warrants on the same terms as the Warrants to be received under this Agreement;
     WHEREAS, HCAM, along with several other investors and certain employees of HCAM, GCAC and their affiliates (the “Insiders”) received certain common shares of GCAC in an insider private placement (the “Insider Shares”) prior to GCAC’s initial public offering (“IPO”);
     WHEREAS, HCAM delivered certain Insider Shares to funds controlled by HCAM or its affiliates, and such funds in turn transferred certain Insider Shares to certain transferees (the “Transferees”) in accordance with the terms of the Insider Letter, dated as of October 3, 2007, by and between Global Consumer Acquisition Corp. (“GCAC”) and each of the signatories thereto (the “Insider Letter”);
     WHEREAS, HCAM and the Insiders and Transferees each holding such number of Insider Shares as set forth opposite their names on Annex A attached hereto (the “Participating Shareholders”), representing at least 90% of the outstanding Insider Shares and including all of the Insider Shares managed or controlled by HCAM and its affiliates, entered into certain Letter Agreements (the “Letter Agreements”), pursuant to which the Participating Shareholders agreed (i) to restructure their Insider Shares (the “Restructuring”), and (ii) that HCAM would have the power and discretion to determine the terms and conditions of the Restructuring, in order to allow GCAC to consummate its initial business combination (the “Business Combination”); and
     WHEREAS, in order to consummate the Business Combination, HCAM and GCAC wish to restructure the Insider Shares in accordance with the terms of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Exchange of The Insider Shares for Private Warrants. Prior to or concurrently with the consummation of the Business Combination, each of the Insider Shares held by the Participating Shareholders shall be exchanged for one (1) warrant to be issued by GCAC (the “Exchange Warrants”). The terms of the Exchange Warrants shall be governed by the Warrant Agreement, dated as of November 27, 2007, between GCAC and Continental Stock Trust & Transfer Company (the “Original Warrant Agreement”), to be amended and restated pursuant to the terms of the Letter Agreement, dated as of July 20, 2009, between GCAC and certain holders of GCAC’s outstanding warrants ( the “Letter Amendment” and, together with the Original Warrant Agreement, the “Amended and Restated Warrant Agreement”). Copies of the Original Warrant Agreement and the Letter Amendment are attached hereto as Exhibit A and Exhibit B, respectively. Each Participating Shareholder shall receive the number of Exchange Warrants as set forth opposite such Participating Shareholder’s name on Annex A attached hereto.
     2.  Legend. The Warrant Agreement and Warrant certificate will contain a legend to the effect that no Warrant held by HCAM or any of its affiliates will be exercisable at any time while under HCAM or its affiliates’ control. HCAM will notify any transferee that it is on notice that the transferee may be subject to the Bank Holding Company Act. Prior to any transfer by HCAM, HCAM will be required to obtain an opinion of regulatory counsel that the transfer of Warrants will not make the transferee a “banking holding company” for purposes of the Bank Holding Company Act or subject to prior approval of the Federal Reserve Board under the Change in Bank Control Act. The legend may be modified further after the date hereof to facilitate bank regulatory applications by GCAC in connection with the Acquisitions.
     3. Notice and Cancellation of Insider Shares. Upon the consummation of the Restructuring, HCAM will notify the Participating Shareholders of the Restructuring and request the delivery of all outstanding share certificates representing Insider Shares for cancellation in accordance with the terms of the Letter Agreements. New warrant certificates for each Participating Shareholder’s Exchange Warrants will be issued in the names of the Participating Shareholders upon cancellation of the certificate for its Insider Shares in accordance with the terms of the Amended and Restated Warrant Agreement.
     4. Survival of the Insider Letter. Until the consummation of the Restructuring, the Insider Shares will continue to be governed by the terms of that certain Insider Letter.
     5. Indemnification. In consideration for entering into this Agreement and the Sponsor Support Agreement, GCAC will indemnify, defend and hold harmless HCAM, its affiliates, any current or previous investors in any of the funds or accounts it manages, the Participating Shareholders, any other person acting on behalf of such persons, and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act of 1934, as amended (collectively, the “Indemnified Persons”), against any claims, disputes, losses, damages, expenses or liabilities, joint or several, (or actions in respect thereof) to which any of the foregoing persons may become subject and insofar as such, claims, disputes, losses, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon the Restructuring or any obligations of the Indemnified Persons with respect to any existing agreements entered into by HCAM for the benefit of GCAC or otherwise.
     6. Waiver of Trust. HCAM hereby acknowledges that the aggregate gross proceeds from GCAC’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, and proceeds received from a private placement that closed simultaneously with the first closing of the IPO, including any accrued interest not released to GCAC in accordance with the terms of the IPO was placed in a trust account (the “Trust Account”) for the benefit of the GCAC’s public stockholders. HCAM further hereby acknowledges and agrees that HCAM does not have any right, title, interest or claim of any kind in or to any monies the Trust Account established by GCAC (“Claim”) and hereby waives any Claim HCAM may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GCAC, including this Agreement and the transactions contemplated hereby, and will not seek recourse against the Trust Account for any reason whatsoever.
     7. Complete Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. No party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement, or the exhibits hereto. This Agreement may not be changed, amended, altered or modified except by a writing signed by the parties hereto, and no provision hereof may be waived other than in a writing signed by the party to be charged; provided, however, that the third recital of this Agreement and Annex A hereto may be amended as necessary by either HCAM or GCAC solely to reflect additional holders of Insider Shares who choose to enter into Letter Agreements and become Participating Shareholders prior to the consummation of the Business Combination. Notwithstanding anything to the contrary herein, this Agreement shall not be amended in a manner which is not consistent with the Warrant Agreement made as of November 27, 2007, as amended by the letter agreement between GCAC and certain warrant holders dated as of July 20, 2009.
     8. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.
     9. Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective permitted successors and assigns.
     10. Waiver. No consent or waiver, express or implied, by a party to or of any breach or default by the other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of such other party of the same or any other obligations of such other party hereunder. Failure on the part of a party to complain of any act or failure to act on the part of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder unless such default is cured prior the date upon which the non-defaulting party declares such default. The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance.
     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.
     12. Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required, to carry out the terms and provisions of this Agreement.

     13. Choice of Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HAYGROUND COVE ASSET MANAGEMENT LLC

/s/ Jason N. Ader

Name:	Jason N. Ader
Title:	Sole Member

GLOBAL CONSUMER ACQUISITION CORP.

/s/ Daniel B. Silvers

Name:	Daniel B. Silvers
Title:	President